EXHIBIT 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX WWW.FOLEY.COM

April 10, 2026

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Re:	Regency Centers Corporation Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

We have acted as Florida counsel to Regency Centers Corporation, a Florida corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the proposed offering and sale of up to 100,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), covered by the Registration Statement on Form S-3 (Registration No. 333-293495) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 17, 2026, for the proposed offering by the Company of Common Stock through the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by the Company’s Board of Directors or committees thereof, or other appropriate governing bodies of the Company, the Company’s Articles of Incorporation and Bylaws (in each case, as amended and/or restated), the Plan, certificates of the Company’s officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based), certificates of public officials, the Registration Statement, the prospectus supplement dated April 10, 2026 (the “Prospectus Supplement”) and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

AUSTIN | BOSTON | BRUSSELS | CHICAGO | DALLAS | DENVER | DETROIT | HOUSTON | JACKSONVILLE | LOS ANGELES MADISON | MEXICO CITY | MIAMI | MILWAUKEE | NASHVILLE | NEW YORK | ORLANDO | RALEIGH | SACRAMENTO | SALT LAKE CITY | SAN DIEGO | SAN FRANCISCO | SILICON VALLEY | TALLAHASSEE | TAMPA | TOKYO | WASHINGTON, D.C.

April 10, 2026

Our opinion set forth below is limited to the laws of Florida and federal laws of the United States of America to the extent referred to specifically herein, in each case as are, in our professional judgment, applicable to transactions of the type contemplated by the Plan, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that the Shares to be issued by the Company under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion letter is provided to you solely for your benefit in connection with the registration and issuance of the Shares under the Plan, and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our prior express written consent, or used in any other transaction or context. The only opinion rendered by us in this opinion letter consists of those matters set forth above, and no opinion may be implied or inferred beyond the opinion expressly stated. This opinion letter is rendered as of the date hereof, and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter or the opinion expressed herein, if, after the date of this opinion letter, facts and/or circumstances come to our attention, and/or changes in the law occur, which could affect such opinion.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to a Current Report on Form 8-K to be filed with the Commission (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder. In rendering this opinion letter, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters.

Sincerely,

/s/ FOLEY & LARDNER LLP